                                 AMENDMENT No. 2
                                     to the
                    AMENDED AND RESTATED DECLARATION OF TRUST
                                       of
                      OPPENHEIMER SENIOR FLOATING RATE FUND

      This Amendment Number 2 is made as of September 22, 2005 to the Amended and Restated Declaration of Trust of Oppenheimer Senior Floating Rate Fund (the
"Trust"), dated as of August 13, 1999, by the duly authorized individual executing this Amendment on behalf of the Trustees of the Trust.

      WHEREAS, the Trustees established Oppenheimer Senior Floating Rate Fund as a business trust under the laws of the Commonwealth of Massachusetts, for the investment and reinvestment of funds contributed thereto, under a
Declaration of Trust dated May 27, 1999 as amended and restated August 13, 1999
(the "Declaration of Trust");

      WHEREAS, the Trustees, acting pursuant to Section 11 of ARTICLE NINTH, of the Trust's Amended and Restated Declaration of Trust,  further amended the
Declaration of Trust as of August 27, 2002;

      WHEREAS, the Trustees, pursuant to Parts 1, 2, and 3 of Article FOURTH,
of the Declaration of Trust, have determined    that it is advisable to
establish and designate an additional class of Shares of the Fund;

      NOW, THEREFORE, pursuant to Parts 1, 2 and 3 of Article FOURTH and paragraph 11 of Article NINTH, of the Declaration of Trust, the Declaration of
Trust is supplemented and amended as follows:

      Article FOURTH Part 2 of the Declaration of Trust is amended by deleting the second paragraph of said Part 2 and replacing it with the following paragraph:

               "The relative rights and preferences Class A Shares, Class B
           Shares, Class C Shares and Class Y Shares shall be the same in all respects except that, and unless and until the Board of Trustees shall determine otherwise: (i) when a vote of Shareholders is required under this Declaration of Trust or when a meeting of
           Shareholders is called by the Board of Trustees, the Shares of a
           Class shall vote exclusively on matters that affect that Class only;
           (ii) the expenses and liabilities related to a Class shall be borne solely by such Class (as determined and allocated to such Class by the Trustees from time to time in a manner consistent with Parts 2 and 3 of Article FOURTH); and (iii) pursuant to paragraph 9 of
           Article NINTH, the Shares of each Class shall have such other rights and preferences as are set forth from time to time in the then effective prospectus and/or statement of additional information relating to the Shares. Dividends and distributions on the Class A,
           Class B, Class C and Class Y Shares may differ from the dividends and distributions on any such other Class, and the net asset value of
           Class A, Class B, Class C and Class Y Shares may differ from the net asset value of any other such Class."

      Article FOURTH Part 3 of the Declaration of Trust is amended by deleting the first paragraph of said Part 3 and replacing it with the following paragraph:

                    "3. Without limiting the authority of the Trustees set forth in Part 1 of this Article FOURTH to establish and designate any further Series, the Trustees hereby establish one Series of Shares having the same name as the trust, and said Shares shall be divided into four Classes, which shall be designated Class A, Class B, Class
           C and Class Y Shares. The Shares of the Series and any Shares of any
           further Series or Classes that may from time to time be established and designated by the Trustees shall (unless the Trustees otherwise determine with respect to some further Series or Classes at the time of establishing and designating the same) have the following relative rights and preferences:"

      IN WITNESS  WHEREOF,  the  undersigned  has signed this  instrument and has caused it to be lodged among the records of the Fund on September 22, 2005.

                              Oppenheimer Senior Floating Rate Fund

                              /s/Kathleen T. Ives
                              Kathleen T. Ives
                              Assistant Secretary

      The Declaration of Trust establishing Oppenheimer Senior Floating Rate
Fund, dated May 27, 1999, as amended and restated as of August 13, 1999, and as amended thereafter, a copy of which, together with all amendments thereto, is on file in the office of the Secretary of the Commonwealth of Massachusetts,
provides that the name "Oppenheimer Senior Floating Rate Fund" refers to the
Trustees under the Declaration of Trust collectively as Trustees, but not as individuals or personally; and no Trustee, shareholder, officer, employee or agent of the Trust shall be held to any personal liability, nor shall resort be had to their private property for the satisfaction of any obligation or claim or otherwise in connection with the affairs of the Trust but the Trust Property only shall be liable.